Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contact:	Greg Smith, Chief Financial Officer Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces Third Quarter Financial Results

Saint Paul, Minn., October 23, 2007-- Image Sensing Systems, Inc. (ISS) (NASDAQ: ISNS) announced today that its net income for the quarter ended September 30, 2007 was $1.3 million ($0.34 per diluted share) compared to net income of $731,000 ($0.19 per diluted share) for the same period in 2006. Net income for the first nine months of 2007 was $2.6 million ($0.66 per diluted share) compared to $1.9 million ($0.50 per diluted share) for the same period in 2006.

Revenue for the third quarter was $4.2 million compared to $3.0 million for the same period in 2006, while revenue for the first nine months of 2007 was $9.9 million compared to $9.0 million for the same period a year ago. Revenue from royalty income increased 17% to $3.0 million in the quarter from $2.6 million in the third quarter of 2006 and to $7.6 million in the first nine months from $7.3 million in the first nine months of 2006. International sales increased 187% to $1.1 million in the quarter from $398,000 for the same quarter in 2006 and increased to $2.2 million in the first nine months from $1.7 million in the same period of 2006. The revenue increases reflect growing acceptance, in both domestic and international markets, of the company’s Autoscope® Terra product line announced this past April. Operating expenses for the quarter were $2.0 million, a 19% increase from $1.7 million in the same period of 2006, while operating expenses for the first nine months increased 11% to $5.8 million from $5.2 million in the first nine months of 2006.

Ken Aubrey, CEO, commented, “Our nine month and quarterly results for both revenue and net income were company record bests. We believe we may be recovering some of the delayed activity related to Terra that impacted the first half of the year. Terra products in the field appear to be performing well and we are pleased with the acceptance world-wide of the Terra based Solo and Rackvision lines. We still have work left in converting our entire product line to the Terra technology and are on schedule to do this by mid-2008.”

Headquartered in St. Paul, Minnesota, Image Sensing Systems, Inc. combines expertise in image processing, hardware and software engineering and communications to develop Autoscope® video detection systems for advanced traffic management and control applications. With equipment supplied for over 50,000 cameras in more than 55 countries, we are a global leader in video detection for management and safety systems for highways, bridges, tunnels and intersections. Autoscope products provide transportation managers the means to reduce roadway congestion, improve safety and security, gain cost efficiencies and assist in roadway planning.

Safe Harbor Statement: Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; the impact of governmental laws and regulations; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-K for the year ended December 31, 2006.

Image Sensing Systems, Inc.

Unaudited Consolidated Statement of Income

(in thousands, except per share information)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenue
Royalty income	$3,041	$2,598	$7,636	$7,282
International sales	1,143	398	2,232	1,709
	4,184	2,996	9,868	8,991
Cost of revenue
Royalty fee	—	1	—	220
Cost of sales	536	208	951	753
	536	209	951	973
Gross profit	3,648	2,787	8,917	8,018
Operating expenses
Selling, marketing and product support	749	681	2,310	2,095
General and administrative	710	416	1,832	1,549
Research and development	553	590	1,681	1,582
	2,012	1,687	5,823	5,226
Income from operations	1,636	1,100	3,094	2,792
Other income (expense)	149	(42)	429	(20)
Income before income taxes	1,785	1,058	3,523	2,772
Income taxes	488	327	968	827
Net income	$1,297	$731	$2,555	$1,945

Net income per common share
Basic	$0.35	$0.20	$0.68	$0.52
Diluted	$0.34	$0.19	$0.66	$0.50

Weighted average shares outstanding
Basic	3,780	3,733	3,777	3,718
Diluted	3,866	3,887	3,876	3,887

Image Sensing Systems, Inc.

Unaudited Condensed Consolidated Balance Sheet

(in thousands)

	September 30, 2007	December 31, 2006
Assets
Current assets
Cash and cash equivalents	$14,340	$11,626
Investments	2,000	4,100
Receivables	4,288	2,957
Inventories	1,245	670
Prepaid expenses and deferred taxes	413	299
	22,286	19,652
Property and equipment, net	396	522
Goodwill	1,050	1,050
	$23,732	$21,224
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$1,365	$1,652
Income taxes payable	247	231
	1,612	1,883
Deferred income taxes	28	8
Shareholders’ equity	22,092	19,333
	$23,732	$21,224

Image Sensing Systems, Inc.

Unaudited Condensed Consolidated Statement of Cash Flows

(in thousands)

	Nine Months Ended September 30,
	2007	2006
Operating activities
Net income	$2,555	$1,945
Adjustments to reconcile net income to net cash provided by operations
Depreciation and amortization	197	277
Stock option expense	132	166
Changes in operating assets and liabilities	(2,234)	1,454
Net cash provided by operating activities	650	3,842

Investing activities
Purchase of property and equipment	(71)	(325)
Maturities (purchases) of investments, net	2,100	(1,800)
Net cash provided by (used in) investing activities	2,029	(2,125)

Financing activity – proceeds from exercise of stock options	35	93

Increase in cash and cash equivalents	2,714	1,810
Cash and cash equivalents, beginning of period	11,626	9,006
Cash and cash equivalents, end of period	$14,340	$10,816

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